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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT ("Agreement"), dated as of March 1, 1998, is made and entered into by and between COHR, INC., a Delaware corporation ("Company"), and Ed Gravell, an individual ("Executive").

                                     RECITAL

        Employee is a key executive of the Company and an integral part of its management. This Agreement is being entered into in connection with the Company's continued employment of Executive.

                                    AGREEMENT

        NOW, THEREFORE, Company and Executive agree as follows:

        1. This Agreement shall be in effect from March 1, 1998 to and including May 31, 1999, unless renewed or terminated earlier as provided herein. The term of this Agreement will automatically extend for additional one (1) year periods, unless a written notice of non-renewal is given by either party not less than thirty (30) days prior to the expiration date provided in the preceding sentence. Executive is and will continue to be employed by Company in the position held by Executive as of the effective date of this Agreement and pursuant to its terms. Executive's job description as of the effective date hereof is attached hereto as Exhibit A. During his employment hereunder, Executive shall continue to devote all of his attention and business during normal business hours to the performance of this Agreement and shall, without the Company's prior written consent in each instance, refrain from rendering services of any kind to others for compensation or which would materially interfere with the performance with his duties under this Agreement.



        2.

                a. Company shall pay a base salary to Executive for the term hereof at the minimum rate of One Hundred Sixty Thousand Dollars ($160,000) per year, payable in semi-monthly installments. Between March 1, 1998 and June 30, 1998, Executive agrees to defer payment of Ten Thousand Dollars ($10,000.00) in base salary. On July 1, 1998, Company shall pay Executive said $10,000.00 in one lump sum.

                b. In addition to his base salary, Executive may be eligible, to be considered for an annual bonus based on such criteria as may be agreed upon by the parties hereto.

                c. All compensation provided pursuant to this Paragraph 2 shall be subject to customary income tax withholding and such other employee deductions as are required by law with respect to compensation paid to an employee.

                d. In addition to the base compensation and bonus provided in this Agreement, Executive shall throughout the term hereof (prior to death) be entitled


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                to and shall receive all other benefits generally available to other executives of the Company of the same level and length of service as Executive. Executive shall be entitled to paid vacation in accordance with the policy of the Company generally applicable to other executives of Company with similar length of service.

        3. Company and Executive have agreed that concurrently with the payment to Executive of any compensation upon termination of employment as provided in
Section 5 hereinbelow, and as a material part of the consideration for making such payments, Company and Executive shall execute and deliver to each other a complete mutual release and discharge of any and all rights, claims, actions and right to arbitration which Executive or the Company, their respective successors and assigns, have against each other arising out of Executive's employment or the termination of Executive's employment; provided however that the Company is not releasing, and shall not release, Executive from any rights, claims or actions arising from any act or omission which would have constituted grounds for termination of this Agreement if then known by the Company and, provided further, that neither party is releasing, nor shall release, the other party from any rights, claims or actions arising out of or related to the Exclusivity Agreement (as defined in Paragraph 8 hereinbelow).

        4. Executive's employment may be terminated before May 31, 1999 in the event one of the following occurs during the term of this Agreement or any extension thereof:

                a. Executive is given written notice of the termination of this Agreement and Executive's employment, other than for cause (as defined hereinbelow);

                b. Executive is permanently relocated without his consent to outside of the greater Los Angeles area and Executive resigns within three (3) months of notification of such relocation;

                c. Executive's responsibilities and salary are materially reduced and Executive resigns within three (3) months of such reduction;

                d. Executive voluntarily resigns his employment; or

                e. Executive is terminated for cause.

        For purposes of this Paragraph 4 and Paragraph 6 hereinbelow, a termination "for cause" occurs if Executive is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) knowing and improper disclosure of Company's confidential or proprietary information; (iii) any act or failure to act by Executive which has a material detrimental effect on Company's reputation or business, is beyond the course and scope of the Executive's duties, is not in the best interests of the Company or is a breach of the Executive's fiduciary duties to Company, unless Executive's act or failure to act is compelled by applicable statute or regulation; (iv) Executive commits an act or becomes involved in any situation or occurrence degrading to Executive in society or bringing Executive into public disrepute, contempt, scandal or ridicule; (v) habitual neglect of duties or wanton negligence by Executive in the performance of duties; (vi) violation of (A) a material Company policy or procedure or (B) any law or regulation (except for minor offenses unrelated to work or qualifications for work, such as traffic or parking violations or like matters); (vii) material


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wrongdoing or misconduct; or (viii) any material breach of this Agreement which breach is not cured within thirty (30) days following receipt by Executive of written notice of such breach from Company.

        5. Subject to Paragraphs 3 and 6 hereof, Executive shall receive the following compensation and benefits if his employment terminates pursuant to Paragraph 3(a)(b) or (c) above:

                a. Executive shall be paid thirteen (13) months base salary at the rate of $160,000 per year, or the base pay rate in effect at the time of termination, whichever is the greater; payable monthly in thirteen (13) equal payments commencing on the first day of each month following the effective date of such termination or resignation. Such payments shall be subject to Federal and State Income Tax withholding, social security and SDI withholding, and such other employee deductions as are required by federal, state or local law or authorized in writing by the Executive. The amount of continued base salary provided for in this paragraph shall not be reduced, offset or subject to recovery by reason of any compensation earned by executive with a subsequent employer or from self employment.

                b. During the same thirteen (13) month period, the Company shall also continue at its expense, Executive's medical/dental insurance coverage at the same coverage level in effect at the time of such termination or resignation. Should Executive be provided dental coverage or PPO or PPO-equivalent health coverage by a subsequent employer, the dental coverage or medical insurance coverage provided at Company's expense (i.e., whichever is so provided by the subsequent employer) shall be terminated.

        In addition, in the event Executive in accordance with Company policy is entitled at the time of his termination to the use of a Company leased automobile (or, as the case may be, to receive an automobile allowance), Executive shall retain the right to use such automobile (or, as the case may be, to receive an automobile allowance) for one month after the date of termination of this Agreement, provided Executive shall be responsible for any damage to said leased automobile occurring during said leased one month period of time which is not covered by insurance. At the end of such one month period, Executive shall return such leased automobile to Company at Company's principal executive offices.

        6. Neither Company nor its successor in interest shall be required to make any payments under Paragraph 5 above in the event Executive is terminated for cause, retires, or voluntary resigns. Such payments shall be made to Executive's estate in accordance with Paragraph 5 in the event Executive dies or to Executive in the event Executive becomes disabled as disability is defined in the next sentence. For the purposes of this Agreement, "disability" shall mean if at the end of any calendar month, Executive is and has, for three (3) full consecutive months out of any twelve (12) month period continuously been unable due to mental of physical illness or injury to perform his duties under this Agreement in his normal or regular manner.


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        7. Except as required for the purposes of proxy disclosure, NASDAQ rules or applicable laws or regulations, the parties each represent and agree that they will keep the terms, contents and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, including any negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms and who will be advised of and bound by this confidentiality clause. Notwithstanding the foregoing, either party may disclose this Agreement or its terms or contents in any arbitration pursuant to Paragraph 14 hereof. Any failure by any party, their attorneys, agents or representatives to maintain the confidentiality of the negotiations leading to this Agreement or the fact of, or the terms of this Agreement shall constitute a material breach of this Agreement.

        8. Executive acknowledges that he is a fiduciary of the Company and as such is subject to duties to the Company, its Board of Directors and Stockholders, including but not limited to the obligation to discharge his duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner he reasonably believes to be in the best interests of the corporation. Consistent with this fiduciary duty, and not by way of limitation in this regard, Executive agrees to cooperate with and/or assist the Company's Board of Directors and its consultants or advisors in exploring, preparing for or implementing such strategic alternatives (including assisting with a possible sale of all or a portion of the Company) as the Board may determine to pursue.

        9. The Company and Executive acknowledge a letter form of agreement, dated February 20, 1998 (the "Exclusivity Agreement"), amongst WellSpring Capital Management, LLC, a Delaware limited partnership ("WellSpring"), and Executive and other current members of Company management. A copy of the Exclusivity Agreement is attached hereto as Exhibit C. Executive agrees the Exclusivity Agreement will not interfere with his ability or willingness to discharge his responsibilities as an employee and executive officer of the Company, regardless of whether the Company is sold or not. Further, Executive agrees to fully cooperate with the Company's Board of Directors, its counsel and financial advisers in dealing with such persons interested in submitting a proposal to acquire the Company as the Board of Directors or President may so direct. In entering into this Agreement, neither party to this Agreement waives any rights or claims it may have with respect to the other by virtue of the Exclusivity Agreement.

        10. Executive and Company agree that Executive's employment with Company creates a relationship of confidence and trust between the Company and Executive with respect to any information: (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, which may be made known to Executive by the Company or by any client of the Company, or learned by Executive in such context during the period of Executive's employment. All of such information has commercial value in the business in which Company is engaged and is hereinafter referred to as "Proprietary Information." Executive and the Company agree that all Proprietary Information is the sole property of the Company, its assigns and its customers; the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. Executive hereby assigns to the Company any rights he may have or acquire in such Proprietary Information. At all times, both during Executive's employment by the Company and after its termination, Executive will keep in confidence and trust all


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Proprietary Information and will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties as an employee of the Company. Notwithstanding the foregoing, it is understood that at all such times, Executive is free to use information which is generally known in the trade industry not as a result of a breach of this Agreement and Executive's own skill, knowledge, know-how and experience to whatever extent and whatever way Executive may wish.

        11. Executive acknowledges that as an executive of the Company, he has been instrumental in the business of the Company and its success. Accordingly, Executive agrees that until the effective date of termination of his employment hereunder he will not, directly or indirectly, within the following California counties: Alameda, Fresno, Los Angeles, Orange, Riverside, San Bernardino, Ventura, Santa Barbara and San Joaquin, or any other location in the State of California or the United States where the Company is transacting business either during the term of this Agreement or at the effective date of the termination or expiration of Executive's employment hereunder, as the case may be, engage or participate or make financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation or, in connection with any business activity other than that of the Company and its subsidiary or affiliated companies, directly or indirectly in competition with any of the business operation or activities of the Company and its subsidiary or affiliated companies, whether such companies are presently existing or hereafter acquired or formed. Nothing herein contained however, shall restrict Executive from making any investments in any company whose stock is listed on the National Securities Exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is or might be directly or indirectly in competition with any of the business operations or activities of the Company or any of its subsidiary of affiliated companies.

        12. For a period of one (1) year from and after the effective date of termination or expiration of Executive's employment with Company, whether pursuant to the terms of this Agreement or otherwise, Executive shall not:

                a. Directly or indirectly solicit any executive or managerial employee of Company to discontinue working for or representing Company for the purpose of working for or representing any subsequent employer of Executive which is a competitor of Company;

                b. Directly or indirectly solicit any person, firm or corporation who or which at any time during the term hereof was a customer of the Company to become a customer of a competitor of the Company for the same or similar products or services it purchased from the Company; or

                c. Authorize or knowingly approve the taking of such actions as described in (a) or (b) hereof by other persons on behalf of any such competitor or assist any such person, firm or corporation in taking such action.


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        13. Executive acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it.

        14. If any claim is brought under this Agreement, or any dispute of any nature whatsoever arises regarding the termination of this Agreement or the termination of Executive's employment, the Company and Executive agree that such claim or dispute shall be resolved in an arbitration proceeding conducted under the auspices of the American Arbitration Association, Los Angeles, California and in accordance with its Employment Dispute Resolution rules. The arbitrator agreed to under such rules shall be empowered to resolve the dispute through consideration of the facts, the terms of this Agreement, and any statute, law, regulation, or defense asserted by either party. The arbitrator shall be experienced in employment law and his/her decision shall be in writing and contain findings of fact and conclusions of law. If so authorized by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party such damages as the arbitrator determines appropriate based upon the legal theories asserted by either party in such arbitration and reasonable expenses, including without limitation reasonable attorneys' fees.

        15. If any of the above provisions are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

        16. This Agreement may be executed by facsimile and in identical counterparts. The Agreement will be binding on the parties once it has been fully executed. Thereafter, the parties will exchange hard copies and all the counterparts together shall constitute a single agreement, and it shall not be necessary to introduce more than one fully executed counterpart to enforce this Agreement.

        17. Any notice to the Company required or permitted hereunder shall be given in writing to the secretary of Company either by personal service or by registered mail postage prepaid addressed to Company at its then principal place of business. Any such notice to Executive shall be given in like manner and mail shall be addressed to the Executive at his home address then shown in the files of Company. Notice mailed as provided hereinabove will be deemed received three
(3) business days after the notice is deposited in the United States mail, postage prepaid.

        18. This Agreement may be extended for an additional period and subject to additional or different terms by written agreement of the parties.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date above written.

"Company"                                     "Executive"

COHR, INC.



By:_______________________________            _____________________________
        Stephen W. Gamble, Interim CEO        Ed Gravell


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                                    EXHIBIT A

                       [Attach Executive Job Description]


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